Exhibit 99.1

Saba Announces Preliminary First Quarter Results

Company Confirms Prior Guidance for First Quarter and Fiscal Year

Redwood Shores, Calif., September 27, 2007 – Saba Software, Inc. (NASDAQ: SABA), the premier provider of human capital management (HCM) solutions, today reported preliminary financial results for its first quarter 2008 ended August 31, 2007. Saba will report actual results for the first quarter after the market closes on October 4, 2007.

Preliminary First Quarter Results

Saba expects its first quarter results for the quarter ended August 31, 2007 to be within the range that was provided during the conference call reporting results for the fiscal year ended May 31, 2007.

Saba expects total GAAP revenues in the first quarter of fiscal 2008 to be between $25 million and $26 million. Earnings per share are expected to range from a loss of $0.06 per share to a loss of $0.09 per share on a basic and diluted basis, compared to a loss per share of $0.09 on a basic and diluted basis in the first quarter of fiscal 2007. On a non-GAAP basis, earnings per share are expected to range from a loss of $0.03 to breakeven on a basic and diluted basis.

In addition, Saba expects its fiscal 2008 results for the year ending May 31, 2008 to be within the range that was provided during the conference call reporting results for the fiscal year ended May 31, 2007.

Saba expects total GAAP revenues for fiscal 2008 to be between $110 million and $115 million. Earnings per share are expected to range from a loss of $0.07 per share on a basic and diluted basis to earnings of $0.03 per share on a basic and diluted basis. On a non-GAAP basis, earnings per share are expected to range from $0.15 to $0.25 on a basic and diluted basis.

Non-GAAP results are computed by adjusting GAAP results to exclude the amortization of acquisition-related intangibles, stock-based compensation expenses and the write-down of acquired deferred revenue to fair value.

Conference Call

Saba will report final first quarter 2008 results on Thursday, October 4, 2007, after the market closes. The announcement will be followed by a conference call at 2:00 p.m. Pacific Time.

To join the call, please call 800-700-7414 or 612-332-1210 approximately 10 minutes before the start of the call. The access code for the conference call is 884580.

A replay of the conference call will be available through October 18, 2007. The recording will be available approximately three hours after the completion of the conference call. The replay call-in number is 800-475-6701 or 320-365-3844. The access code for the conference call replay is 884580.

The conference call will also be webcast live for all investors, and a webcast replay will be available through October 18, 2007. To listen to the webcast, please go to the Investor Relations page of the Saba web site at http://investor.saba.com and click on the Live Webcast icon. Saba encourages participants to review its web site in advance of the webcast to ensure their computers are configured properly.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: preliminary first quarter GAAP revenue and GAAP and non-GAAP per share earnings (loss) and anticipated fiscal 2008 GAAP revenue and GAAP and non-GAAP per share earnings (loss). Saba’s actual results could differ materially from those expressed in any forward-looking statements. The anticipated first quarter results are based on preliminary information about the first quarter of fiscal 2008. Additional risks and uncertainties Saba faces that could cause fiscal 2008 anticipated results to differ materially include risks associated with: dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, the success of Saba’s alliances, fluctuation in customer spending, any changes in the length of Saba’s sales cycle, new product offerings or pricing changes introduced by our competitors, technological changes that could make Saba’s products less attractive to customers or require a new product development investments, dependence on new product introductions and enhancements in order to meet the changing needs of our customers and markets, and potential software defects. Readers should also refer to the section entitled “Risk Factors” on pages 11 through 21 of Saba’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Legal Notice Regarding Non-GAAP Financial Information

Saba has provided its preliminary first quarter and anticipated fiscal 2008 non-GAAP net income per share data in this press release as additional information for investors. This measure is not in accordance with, or an alternative to, generally accepted accounting principles (“GAAP”), is intended to supplement GAAP financial information, and may be different from non-GAAP measures used by other companies. Saba believes that the presentation of non-GAAP financial measures provides useful information to investors regarding its results of operations. Saba believes it also provides an alternative method of assessing Saba’s operating results that Saba believes is focused on its core on-going operations and may allow investors to perform additional meaningful period-to-period comparisons of its operating results. In addition, Saba’s management team uses these measures for reviewing its financial results, and for budget and planning purposes.

Saba is unable at this time to provide a non-GAAP to GAAP reconciliation of expected earnings per share without unreasonable effort as our estimated results are preliminary and may change as we complete the fiscal quarter-end close process and management’s review of our financial statements.

About Saba

Founded in 1997, Saba (NASDAQ: SABA) is the premier global provider of strategic human capital management (HCM) software and services. Saba’s people management solutions are used by more than 1,200 organizations and over 17 million end users worldwide. Saba’s solutions increase organizational performance by aligning workforce goals with organizational strategy; developing, managing and rewarding their people; and improving collaboration.

Saba product offerings include Saba Learning, Saba Centra, Saba Performance, Saba Compensation and Saba Talent available both on-premise and OnDemand www.saba.com/products. To ensure long-term customer success, our global services capabilities and partnerships provide strategic consulting, comprehensive implementation services, and ongoing worldwide support.

Saba customers include ABN AMRO, Alcatel, Bank of Tokyo-Mitsubishi UFJ, BMW, Caterpillar, CEMEX, Cisco Systems, DaimlerChrysler, Dell, Deloitte Touche Tohmatsu, EDS, EMC Corporation, FedEx Kinko’s, Insurance Australia Group, Kaiser Permanente, Lockheed Martin, Medtronic, National Australia Bank, Novartis, Petrobras, Procter & Gamble, Renault, Royal Bank of Scotland, Scotiabank, Singapore Ministry of Finance, Sprint, Standard Chartered Bank, Stanford University, Swedbank, Tata Consultancy Services, Wyndham International, Weyerhaeuser, Underwriters Laboratories, and the U.S. Army and U.S. Navy.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791.

SABA, the Saba logo, Centra and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

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